Exhibit 99.1

GrowGeneration Announces Inclusion in the Russell 2000 Index

DENVER, June 28, 2021 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today was added as a member of the US small-cap Russell 2000® Index, effective after the US market opens on June 28, as part of the 2021 Russell indexes reconstitution. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. The stock also was automatically added to the appropriate growth and value indexes.

Darren Lampert, CEO of GrowGeneration Corp., stated, “The inclusion in the Russell 2000 is a major corporate milestone and reflects the continued growth of our Company. GrowGen continues to focus on expanding the number of our hydroponic garden centers, while increasing revenue and net profit. We believe our Russell 2000 listing will increase long-term shareholder value by improving awareness, liquidity and appeal to institutional investors.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 2000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 55 stores, which include 20 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 2 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
415-309-0230
john.evans@growgeneration.com

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

SOURCE GrowGeneration